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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                       INTEREP NATIONAL RADIO SALES, INC.

               Under Section 807 of the Business Corporation Law



                              Haley, Bader & Potts
                                   Suite 600
                              2000 M Street, N.W.
                             Washington, D.C. 20036

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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                       INTEREP NATIONAL RADIO SALES, INC.

                            Under Section 807 of the
                            Business Corporation Law

          Pursuant to the provisions of Section 807(a) of the Business Corporation Law of the State of New York and pursuant to a resolution duly adopted by the Board of Directors, the undersigned corporation hereby adopts the following restated certificate of incorporation:

          ONE.    The name of the corporation is INTEREP NATIONAL RADIO SALES,
INC. The name under which the corporation was originally incorporated was McGAVREN -QUINN CORPORATION.

          TWO.    The Certificate of Incorporation was filed in the office of the Secretary of State of the State of New York on March 31, 1958.

          THREE. The text of the Certificate of Incorporation as Restated, and without further change, is as follows:

1.        The name of the corporation is INTEREP NATIONAL RADIO SALES, INC.

2.        The purposes for which the corporation is formed are:

                  To engage in all phases of the radio, television and advertising business; including, without intending to limit the generality of the foregoing, to act as representative of television and radio stations in the sale of broadcast time, to act as representative of purchasers of broadcast time, to own, operate, license, lease, or sublease television and radio broadcasting stations and otherwise to do anything in connection therewith that a natural person could do.

                  As principal, agent, or broker, and on commission or otherwise: to buy, sell, exchange, lease, let, grant, or take licenses in respect of, improve, develop, repair, manage, maintain and operate real property of every kind, corporeal and incorporeal, and every kind of estate, right or interest therein or pertaining thereto; to construct, improve, repair, raze and wreck buildings, structures and works of all kinds for itself or for others; to buy, sell and deal in building materials and supplies; to advance loans secured by mortgages or other liens on real estate. To act as loan broker. Generally to do everything suitable, proper and conducive to the
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successful conduct of a real estate business and real estate agency and brokerage business in all its branches and departments.

          To take, buy, purchase, exchange, hire, lease or otherwise acquire and dispose of real property.

          To purchase, sell, manufacture and deal in materials, goods, wares, and merchandise of any and every kind and to carry on any lawful trade or business incident to or proper or useful in connection with such purchase, sale, manufacture and dealing; to carry on any kind of retail or wholesale mercantile business.

          To sell, manage, improve, develop, assign, transfer, convey, lease, sublease, pledge or otherwise alienate or dispose of, and to mortgage or otherwise encumber the lands, buildings, real property, chattels, real and other property of the corporation real and/or personal and wheresoever situate, and any and all legal and equitable rights therein.

          To borrow money, and, from time to time, make, accept, endorse, execute and issue bonds, debentures, promissory notes, bills of exchange and other obligations of the corporation for moneys borrowed or in payment for property acquired or for any of the other objects or purposes of the corporation or its business, and to secure the payment of any such obligations by mortgage, pledge, deed, indenture, agreement or other instrument of trust, or by other lien upon, assignment of or agreement in regard to all or any part of the real or personal property, interests, rights, franchises or privileges of the corporation whenever situated, whether now owned or hereafter to be acquired.

          To purchase or otherwise acquire its own shares of stock (so far as may be permitted by law) and its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, and to cancel or to hold, transfer or re-issue the same to such persons, firms, corporations, or associations and upon such terms and conditions as the Board of Directors may in its discretion determine without offering any thereof on the same terms or on any terms to the stockholders then of record.

          To do any or all things to the same extent and as fully as natural persons might or could do, and in any part of the world, and as principal, agent, contractor or otherwise, and either alone or in conjunction with any other persons, firms, associations, or corporations.

          To conduct its business in all its branches in the State of New York, other states, the District of Columbia, the territories and colonies of the United States, and in foreign countries, and to have one or more offices out of the State of New York, and to hold, purchase, mortgage and convey real and personal property both within and without the State of New York.

          To do all and everything necessary and proper for the accomplishment of the objects herein enumerated or necessary or incidental to the protection and benefit of the corporation, and in general to carry on any lawful business necessary to the attainment of the purposes of this corporation, whether such business is similar in nature to the objects and powers hereinabove set forth, or otherwise; but nothing hereinabove stated shall be construed to give this corporation any rights, powers or privileges not permitted by the laws of the State of New York to corporations organized under the Stock Corporation Law of the State of New York.

          The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of this corporation.

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3.    (a)     The aggregate number of shares which the Corporation shall have authority to issue is One Million (1,000,000) shares, all of which shares shall be Common Stock, par value $.04 per share.

      (b) No holder of shares of the Corporation shall be entitled as of right to subscribe for, purchase or receive any new or additional shares, whether no or hereafter authorized, or any notes, bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, shares; but all such new or additional shares or notes, bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, shares may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.

4. The office of the corporation shall be located in the Borough of Manhattan, County of New York, City and State of New York.

5.   The duration of the corporation shall be perpetual.

6. The number of directors shall be not less than three, nor more than eleven, none of whom need to be stockholders.

7. Any director of this corporation may be removed at any annual or special meeting of stockholders, either with or without cause, by the same vote as that required to elect a director.

8. The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against the corporation may be served. The address to which the Secretary of State of the State of New York shall mail a copy of process in any action or proceeding against the corporation which may be served upon him pursuant to law is as follows:

                         United Corporation Services, Inc.
                         9 East 40th Street
                         New York, New York 10016

9. All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Certificate. By-laws may be made by the Board of Directors, except as otherwise provided. The Board of Directors shall have power to authorize the payment of compensation to the directors for services to the corporation including fees for attendance at meetings of the Board of Directors and other meetings, and to determine the amounts of such compensation, or fees.

10. A director of the corporation shall not be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that

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     any firm of which any director is a member or any corporation of which any director is a shareholder or director, is in any way interested in such transaction or contract; nor shall any director be liable to account to the corporation for any profits realized by or from or through any such transaction or contract of the corporation authorized, ratified or approved as aforesaid, by reason of the fact that he or any firm of which he is a member or any corporation of which is a shareholder or director was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described or prevent the authorization, ratification or approval of such contracts in any manner provided by law.

11. (a) The presence of 66-2/3% of the full Board of Directors as then provided in the Certificate of Incorporation and the Bylaws shall be necessary at any meeting of the directors in order to constitute a quorum for the transaction of any business or of any specified item of business.

          (b) The affirmative vote of 66-2/3% of the full Board of Directors as then provided in the Certificate of Incorporation and the Bylaws shall be necessary at any meeting of the directors for the transaction of any business or of any specified item of business.

12. Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer, director or employee of the Corporation or of any Corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is or was liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive of any other rights to which such officer, director or employee may be entitled apart from this provision.

13. If the incorporators or the stockholders entitled to vote adopt any provision of By-laws, or if two or more subscribers to stock or stockholders enter into any agreement, abridging, limiting or restricting the right of any one or more stockholders to sell, assign, transfer, mortgage, pledge, hypothecate, or transfer on the books of the Corporation, any or all of the stock of the Corporation held by any stockholder, or requiring any one or more stockholders first to offer any or all of the stock of the Corporation held by such stockholder for sale to other stockholders or persons or to the Corporation, under rules and regulations established in such By-laws or pursuant to such agreement, then all certificates of stock subject to such abridgment, limitation, or restriction shall have a reference thereto endorsed thereon by an officer of the Corporation, and a copy of such agreement, if any, shall be filed at the office of the Corporation, and such stock shall not thereafter be transferred on the books of the Corporation except in accordance with the terms and provisions of any such By-laws or agreement, as the case may be.

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          FOUR.     The foregoing restated certificate of incorporation
correctly sets forth without change, except for correction of nonsubstantive typographical errors, the corresponding provisions of the certificate of incorporation as heretofore amended, and supersedes the original certificate of incorporation and all amendments thereto.




          IN WITNESS WHEREOF, We hereto sign our names and affirm that the statements contained herein are true under penalties of perjury this 25th day of April, 1985.

                                    By /s/ Ralph C. Guild
                                      ------------------------------------
                                         Its President - Ralph C. Guild

                                    and /s/ Patrick G. Healy
                                      -----------------------------------
                                         Its Secretary - Patrick G. Healy

STATE OF NEW YORK   )
COUNTY OF NEW YORK  )ss:

          On this 25th day of April, 1985, before me personally came RALPH C. GUILD and PATRICK G. HEALY to me known and known to me to be the individuals described in and who executed the foregoing instrument and they duly severally acknowledged to me that they executed the same.


                                      /s/ Jane Sperrazza
                                     ----------------------------------------
                                          Notary Public

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